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                                                                    EXHIBIT 99.1


   MORTON INDUSTRIAL GROUP COMPLETES ACQUISITION OF MID-CENTRAL PLASTICS, INC.

MORTON, IL - MAY 29, 1998 - Morton Industrial Group, Inc. (OTC BB:MGRP) today announced that it has completed the acquisition of Mid-Central Plastics, Inc. ("Mid Central"), a privately held company based in West Des Moines, Iowa. Mid Central, an ISO 9002 registered injection molder, specializes in highly engineered products utilizing state-of-the-art injection molding technology. Injection molded parts represent the largest percentage of composite material used by the Construction, Agricultural and Industrial Equipment Manufacturers.

William D. Morton, Chairman, President and Chief Executive Officer of Morton Industrial Group, Inc., stated: "It is a great pleasure to welcome the associates of Mid Central Plastics, Inc. to Morton Industrial Group's Contract Plastics Division. With the acquisition of Mid-Central and recently acquired Carroll George Inc., a vacuum former of plastic parts and sub assemblies, Morton has now established a presence in the plastics business."

Morton Industrial Group's Contract Plastics Division provides full service injection Molding and Vacuum Formed parts and sub-assemblies for the Construction, Agricultural, and Industrial Equipment Manufacturers operating from over 225,000 square foot of manufacturing capacity with 500 associates. Full service plastics production includes custom injection molding, vacuum forming, die cutting and composite cutting and routing. Other services include design, prototypes, tooling development and management, product assembly and just-in-time delivery to the customers' assembly lines.

Morton Industrial Group, Inc. ("Morton" or the "Company") is a supplier of both high quality metal fabricated and plastic component parts and subassemblies for the off-highway Construction, Agricultural and Industrial Equipment markets. Its annual revenues are approaching $175 million. It provides large original equipment manufacturers (OEMs) with a wide range of services including design, prototype development, precision tool making and production of both metal fabricated and plastic component parts. Additional services provided by Morton include painting, subassembly, packaging, warehousing and just-in-time delivery to customers' production lines. Over a five-year period, from 1993 to 1997, Morton's sales have grown at an average annual compounded rate of approximately 25 percent.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release contains forward looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21 E of the Securities Exchange Act of 1934), including, but not limited to, statements related to Morton's beliefs, expectations, or intentions. These statements involve risk and uncertainties that may cause Morton's actual results to differ significantly from those expected, suggested, or projected. Factors that could contribute to such differences include, but are not limited to, competition with other fabricators; the risks associated with Morton's acquisition strategy, including unanticipated problems, difficulties in integrating acquired businesses, diversion of management's attention from daily operations, possible increased interest costs, and possible adverse effects on earning resulting from increased goodwill amortization; introduction of new technologies that required significant capital expenditures; and general economic and business conditions.